PRESS RELEASE

                                                Dataram Contact:
                                                Mark Maddocks
                                                Vice President-Finance, CFO
                                                609-799-0071
                                                info@dataram.com



         DATARAM REPORTS FISCAL 2008 THIRD QUARTER FINANCIAL RESULTS

                 Company Reports Net Earnings of $0.03 Per Share

             Board of Directors Declares Regular Quarterly Dividend

PRINCETON, N.J. February 19, 2008 - Dataram Corporation (NASDAQ: DRAM) today reported its financial results for its fiscal third quarter and nine months ended January 31, 2008. Net earnings for the third quarter of the current fiscal year were $233,000, or $0.03 per diluted share, which compares to a net loss of $298,000, or $0.03 per diluted share for the third quarter of the prior fiscal year. Net earnings for the first nine months of the current fiscal year were $1,208,000, or $0.14 per diluted share, which compares to net earnings of $1,079,000, or $0.12 per diluted share for the comparable prior year period. Prior year nine months net earnings included a one-time payment of $2.3 million from a DRAM manufacturer related to a settlement agreement. The Company's earnings from operations for the third quarter and first nine months of the current fiscal year totaled $214,000 and $1,307,000, respectively, and compares to operating losses of $684,000 and $1,151,000 for the comparable prior year periods.

Revenues for the third quarter and first nine months of the current fiscal year were $6.7 million and $23.8 million, respectively, which compares to $9.4 million and $29.6 million for the comparable prior year periods.

Robert V. Tarantino, Dataram's chairman and CEO commented, "While we experienced typical seasonal slowness in our third quarter, our year over year performance continues to improve. Our third quarter and year to date operating earnings and net earnings met our planned profit objectives and our operating earnings have improved significantly over last fiscal year's loss levels."

Mr. Tarantino continued, "Our third quarter revenues reflected a seasonal decline in business from some of our key customers. This was not unusual and we expect to experience the typical improvement in our business level with these customers in our fiscal fourth quarter. Additionally, our revenues this entire fiscal year have been adversely impacted by reductions in our selling prices as a result of the well-publicized decline in the price of DRAM chips, the primary raw material in our products. Typically, the average selling price (ASP) of DRAMs decline by approximately 25 percent per year. Industry reports estimate the industry decline in ASP to be 31 percent in the last quarter alone. Over the last twelve months, the Company's purchase price of the DRAMs used in our products has declined by approximately 50 percent. This has resulted in a much larger than anticipated reduction in our selling prices as we passed our cost savings through to our customers. The DRAM market is a volatile, global commodity market and we have no control over the price dynamics of that market. We do see signs that the rate of price decline of DRAMs is abating and are hopeful that the recent price trends we have seen will continue."

The Company's operating expenses for the third quarter and first nine months of the current fiscal year totaled $2,430,000 and $7,616,000, respectively, and compare to operating expenses of $2,545,000 and $7,995,000 for the comparable prior year periods. The decline in expenses was the result of cost reductions initiated at the end of the prior fiscal year as well as a reduction in stock-based compensation expense.

The Company accrues federal and state income taxes at a combined rate of approximately 39 percent. However, since the Company entered the fiscal year with a federal net operating loss ("NOL") carryforward of approximately $4.7 million, the Company actually pays income taxes at a rate of approximately 10 percent as it utilizes the tax benefits of its NOL carryforward.

Mr. Tarantino concluded, "We are meeting our profit objectives and our strong cash and working capital position continued to improve. In the first nine months of the current fiscal year, cash provided by operating activities totaled $3,543,000, and cash and equivalents increased to $18,156,000. Working capital at the end of the third quarter amounted to $22,345,000 and our current ratio is 16.0. Our tangible book value per share is $2.67, of which, cash and equivalents constitutes $2.05 per share. The Company's Board of Directors has declared a quarterly dividend of $0.06 per common share.
The dividend will be payable on March 14, 2008, to shareholders of record as of February 29, 2008. At January 31, 2008, there were 8,869,184 common shares issued and outstanding."



ABOUT DATARAM CORPORATION

Dataram is a worldwide leader in the design and manufacture of high capacity, reliable and innovative memory solutions. With over 40 years of experience, Dataram provides customized memory solutions for OEMs and compatible memory for leading brands including HP, Dell, IBM, SGI, Sun Microsystems and Intel. For more information about Dataram, visit www.dataram.com

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.


                             Financial Tables Follow





                         DATARAM CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF OPERATIONS
                       (In thousands, except per share amounts)
                                       (Unaudited)


                                Third Quarter Ended        Nine Months Ended
                                    January 31                January 31
                                ___________________        _________________
                                   2008        2007          2008       2007

Revenues                        $  6,676    $  9,366      $ 23,848  $ 29,574

Costs and expenses:
  Cost of sales                    4,032       7,505        14,925    22,730
  Engineering and development        313         295           900       922
  Selling, general
    and administrative             2,051       2,155         6,485     6,727
  Stock-based compensation
    expense*                          66          95           231       346
                                ________    ________      ________  ________
                                   6,462      10,050        22,541    30,725
                                ________    ________      ________  ________

Earnings (loss)
  from operations                    214        (684)        1,307    (1,151)

Other income                         233         213           681     2,885
                                ________    ________      ________  ________

Earnings (loss) before
  income taxes                       447        (471)        1,988     1,734

Income tax provision (benefit)       214        (173)          780       655
                                ________    ________      ________  ________

Net earnings (loss)             $    233    $   (298)     $  1,208  $  1,079
                                ========    ========      ========  ========

Net earnings (loss) per share:
  Basic                         $   0.03    $  (0.03)     $   0.14  $   0.13
                                ========    ========      ========  ========
  Diluted                       $   0.03    $  (0.03)     $   0.14  $   0.12
                                ========    ========      ========  ========

Weighted average number of
shares outstanding:
  Basic                            8,869       8,669         8,811     8,549
                                ========    ========      ========  ========
  Diluted                          8,875       8,669         8,851     8,800
                                ========    ========      ========  ========

*Stock-based compensation expense is recorded as a component of selling, general and administrative expenses in the Company's financial statements filed with the Securities and Exchange Commission on Form 10-Q.

                         DATARAM CORPORATION AND SUBSIDIARIES
                        CONDENSED CONSOLIDATED BALANCE SHEETS
                                     (In thousands)
                                      (Unaudited)


                                  January 31, 2008          April 30, 2007
ASSETS
Current assets
  Cash and cash equivalents       $         18,156          $       14,138
  Accounts receivable, net                   2,629                   4,717
  Inventories                                1,710                   2,121
  Deferred income taxes                      1,134                   1,149
  Note receivable                                0                   1,537
  Other current assets                         207                     231
                                  ________________________________________
    Total current assets                    23,836                  23,893

Deferred income taxes                          675                   1,123

Property and equipment, net                    587                     784

Other assets                                    79                     105
                                  ________________________________________

Total assets                      $         25,177          $       25,905
                                  ========================================

LIABILITIES AND STOCKHOLDERS'
EQUITY
Current liabilities
  Accounts payable                $            757          $        1,597
  Accrued liabilities                          734                     976
                                  ________________________________________
    Total current liabilities                1,491                   2,573

Stockholders' equity                        23,686                  23,332
                                  ________________________________________

Total liabilities and
stockholders' equity              $         25,177          $       25,905
                                  ========================================